Exhibit 99.1
Contact:	Mark A. Steinkrauss, Vice President, Corporate Relations
(312) 592-5384 mark.steinkrauss@teldta.com

FOR RELEASE: IMMEDIATE

TDS TO RECOGNIZE LOSS RELATED TO MARKETABLE EQUITY SECURITIES:
NO IMPACT ON CASH FLOW

June 12, 2002 - Chicago, Illinois - Telephone and Data Systems, Inc. [AMEX: TDS], said today that it has recognized an investment loss on its marketable equity securities. The company will recognize in the income statement an “other than temporary investment loss” of approximately $1,020 million, net of tax and minority interest in the second quarter ending June 30, 2002. The recognition of this loss is for accounting purposes only and has no impact on cash flows.

The company marks to market the value of its marketable equity securities on a regular basis so that its balance sheet always reflects the current market value of these securities. Management continues to review the valuation of the securities on a periodic basis.

All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the Company’s plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: changes in the overall economy; changes in competition in the markets in which TDS operates; advances in telecommunications technology; changes in the telecommunications regulatory environment; changes in the value of investments; changes in the capital markets that could restrict the availability of financing; pending and future litigation; acquisitions/divestitures of properties and or licenses; changes in customer growth rates, penetration rates, churn rates, roaming rates and the mix of products and services offered in our markets. Investors are encouraged to consider these and other risks and uncertainties that are discussed in documents filed by TDS with the Securities and Exchange Commission (“SEC”).

TDS is a diversified telecommunications corporation founded in 1969. Through its strategic business units, U.S. Cellular and TDS Telecom, TDS operates primarily by providing wireless and local telephone service. TDS builds value for its shareholders by providing excellent communications services in growing, closely related segments of the telecommunications industry. The Company currently employs 9,300 people and serves over 4.4 million customers in 34 states.

For more information about TDS and its subsidiaries, visit the web sites at: TDS: http://www.teldta.com